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                                                                     Exhibit 5.1


                             Morrison & Foerster LLP
                               5200 Republic Plaza
                             370 Seventeenth Street
                           Denver, Colorado 80202-5638



                                January 23, 2001



Altera Corporation
101 Innovation Drive
San Jose, California 95134

        RE:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Altera Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares ("Shares") that may be issued pursuant to a Restricted Stock Purchase Agreement between the Company and John Daane (the "Stock Purchase Agreement"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance of the Shares pursuant to the Stock Purchase Agreement.

        We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We also have relied upon the accuracy, as to matters of fact, of your officer. We have relied on your records and assumed the accuracy and completeness thereof.

        Based on and subject to the foregoing, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance of the Shares, it is our opinion that the Shares, when issued and sold pursuant to the terms of the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

        We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,


                                            /s/  Morrison & Foerster LLP